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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Perrigo Company
Allegan, Michigan

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated August 4, 2006 relating to the consolidated financial statements, the effectiveness of Perrigo Company's internal control over financial reporting and schedule of Perrigo Company appearing in the Company's Annual Report on Form 10-K for the year ended July 1, 2006.

We also hereby consent to the incorporation by reference in this Registration Statement of our report dated June 6, 2006 relating to the financial statements and supplemental schedule of the Perrigo Company Profit-Sharing and Investment Plan (the "Plan") appearing in the Plan's annual report on Form 11-K for the year ended December 31, 2005.

/s/  BDO Seidman, LLP

BDO Seidman, LLP
Grand Rapids, Michigan

March 7, 2007